CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Carillon Series Trust on Form N-14 of our report dated August 28, 2017, relating to the financial statements and financial highlights of Scout Small Cap Fund, one of the series of Scout Funds, appearing in the Annual Report on Form N-CSR of Scout Funds for the year ended June 30, 2017, and to the reference to us under the heading "Financial Highlights" in the combined Information Statemetn and Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
April 13, 2018